Filed pursuant to Rule 433
Issuer Free Writing Prospectus dated June 9, 2011
Supplementing the Preliminary Prospectus dated May 31, 2011
Registration No. 333-174053
FINAL TERM SHEET
     This free writing prospectus of Diana Containerships Inc. relates only to the securities described in, and should be read together with, the preliminary prospectus, dated May 31, 2011 (the “Preliminary Prospectus”), included in Amendment No. 2 to the Registration Statement on Form F-1 (File No. 333-174053) of Diana Containerships Inc., as filed with the Securities and Exchange Commission on May 31, 2011 (as so amended, the “Registration Statement”), including the section entitled “Risk Factors,” before deciding to invest in the securities described below. To review a copy of the current registration statement and preliminary prospectus, click the following link (or if such address has changed, by reviewing our filings on the SEC website at http://www.sec.gov):
     http://www.sec.gov/Archives/edgar/data/1481241/000095012311055128/y91187a2fv1za.htm
     Our central index key, or CIK, on the SEC website is 0001481241.
     Terms used but not defined herein shall have the meaning ascribed to them in the Preliminary Prospectus.

Issuer:	Diana Containerships Inc. (“we” or “us”)

Common Shares Offered By Us	14,250,000 common shares

Public Offering Price Per Share:	$7.50

Over-Allotment Option:	2,137,500 common shares

Insider Participation:	As part of this offering, the underwriters are selling an aggregate of 1,625,000 shares of our common stock to, or to entities affiliated with, certain of our executives, directors and principal stockholders, including Symeon Palios, Anastasios Margaronis, Ioannis Zafirakis, Andreas Michalopoulos and certain members of their families, at the public offering price set forth on the cover page of this prospectus.

Settlement Date:	June 15, 2011
Changes from Preliminary Prospectus dated May 31, 2011
The following paragraph will be included as the fifth paragraph under the section entitled “Underwriting” and certain additional conforming changes will be made:
     The underwriters have agreed to sell an aggregate of 1,625,000 shares of our common stock to, or to entities affiliated with, certain of our executives, directors and principal stockholders, including Symeon Palios, Anastasios Margaronis, Ioannis Zafirakis, Andreas Michalopoulos and certain members of their families, at the public offering price set forth on the cover page of this prospectus. The underwriters will not receive any underwriting discount on the sale of such shares.

Other information presented in the Preliminary Prospectus is deemed to have changed to the extent affected by the changes described herein.
Diana Containerships Inc., the issuer, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement, any relevant free writing prospectuses and other documents that Diana Containerships Inc. has filed with the SEC for more complete information about Diana Containerships Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Diana Containerships Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Wells Fargo Securities at 800-326-5897, BofA Merrill Lynch at 866-500-5408 or Jefferies & Company, Inc., at 877-547-6340.